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Exhibit 16 16(xi) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K
Schedule for computation of Yield Calculation
Tennessee Municipal Cash Trust (Institutional Shares)

This example illustrates the yield quotation for the seven-day period             31-Oct-96
ended:

Value of a hypothetical pre-existing account with exactly                      $1.000000000
    one share at the beginning of the base period

Value of same account (excluding capital changes) at end                       $1.000632774
    of the seven-day base period*
                                                                               $0.000632774
Net change in account value

Base Period Return:
     Net change in account value divided by the beginning account value        $0.000632774
     ($ .000632774 / $1.000000000)

Annualized Current Net Yield  ( .000632774 x 365/7)                                   3.30%

Effective Yield **  (.000632774 + 1 ) ^ (365/7) - 1                                   3.35%

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.
** This value may change to include shares purchased with dividends reinvested on a less frequent basis.


Tax Equivalent Yield (Assumes individual does not itemize on Federal
Return)

100% minus the Federal and Tennessee taxable %'s  (100% - 28% - 6% = 66%)

7 Day Net Yield / by the tax eqivalent % (3.30% / 66%) = 5.00%
100


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